Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into by and between Dorothy Cipolla (“Employee”) and LightPath Technologies, Inc., a Delaware corporation (“Employer” or “LightPath”), who agree as follows:

1. Termination of Employment. Employee’s employment by Employer and Insperity PEO Services, L.P. (“Insperity”) is terminated effective July 12, 2019 (the “Termination Date”).

2. Severance Payment. If Employee executes this Agreement within the Consideration Period and does not revoke it, Employer agrees to pay to Employee the amount of $100,000.03 as severance (“Severance Payment”). Payment of such amount shall be made to Employee in thirteen (13) bi-weekly installments of $7,692.31, in accordance with Employer’s customary payroll cycle. The first installment will be paid on Employer’s first bi-weekly payroll date following the “Effective Date” of this Agreement (as defined in Section 9 below), in accordance with Employer’s customary payroll schedule. Severance is deemed supplemental income and is taxed at a rate of 22% income tax withholding. There will be no other deductions from severance for benefits since any company provided benefits will have ceased; the only deductions made will be those required by law to be withheld. The Severance Payment amount is in addition to amounts due to Employee as of the date of termination consisting of pay, any outstanding reimbursement expenses and accrued vacation hours. Employee confirms that all reimbursement expenses have been submitted for payment and no other compensation other than that mentioned in the preceding sentence may be due to employee.

3. COBRA Benefit. If Employee executes, but does not revoke, this Agreement within the Consideration Period, Employer agrees to reimburse Employee for three (3) months of the cost of COBRA not to exceed $1,802.40 (“COBRA Benefit”). Employer will reimburse Employee for the cost of COBRA on a monthly basis by a company Accounts Payable check paid by the 15th of the month following each of the three (3) months of coverage. If Employee declines COBRA or discontinues COBRA during the three (3) month period immediately following separation of employment, Employee will no longer be entitled to reimbursement for the cost of COBRA. Employee will be entitled to elect COBRA at her own expense and without reimbursement even if she fails to execute this Agreement within the Consideration Period or revokes her execution of this Agreement.

4. Accelerated Vesting of Restricted Units. If Employee executes this Agreement within the Consideration Period and does not revoke it, Employer agrees to accelerate the vesting of 5,735 Restricted Units (as defined in that certain Restricted Unit Agreement dated October 26, 2017, by and between Employee and Employer (the “RU Agreement”)), which will result in the lapse of the Forfeiture Restrictions (as defined in the RU Agreement) with respect to the remaining unvested 5,735 Restricted Units (“Accelerated Vesting”). Employer shall cause 5,735 shares of LightPath common stock, representing the 5,735 Restricted Units, to be issued to Employee as soon as reasonably practicable following the Effective Date. The parties agree such issuance shall be in accordance with the terms of the RU Agreement.

5. No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the Severance Payment, COBRA Benefit, or Accelerated Vesting specified in Sections 2, 3, and 4 above, except for Employee’s execution and non-revocation of this Agreement and the fulfillment of the promises contained herein. The Severance Payment, COBRA Benefit, and Accelerated Vesting set forth in Sections 2, 3, and 4 shall constitute the only sums, or other consideration, to be paid to Employee.

6. Acknowledgement of Full Payment. Employee acknowledges that she would not be entitled to the payments or other consideration mentioned in Sections 2, 3, and 4 above, in the absence of her executing this Agreement, and that such payments are in excess of anything to which she is entitled. Employee further acknowledges that other than what she already has received from Employer prior to the date she executes this Agreement, and anything to which she may be entitled by virtue of her signing this Agreement, she is not entitled to any other wages, benefits, compensation or payments from Employer. Employee agrees that the additional compensation to be paid under this Agreement is due solely from LightPath and that Insperity has no obligation to pay the additional compensation, even though its payment may be processed through Insperity. Employee further acknowledges that Employer is not accelerating the vesting of any outstanding incentive stock options previously granted to Employee and that, as of the Termination Date, Employee’s vested and outstanding incentive stock options are as set forth on Exhibit “A” attached hereto. All vested and outstanding incentive stock options remain exercisable by Employee until the close of business on October 10, 2019, which is 90 days following the Termination Date).

7. Employee’s Release of All Claims and Covenant Not To Sue (“Release”). Employee hereby releases, discharges, satisfies and cancels all claims, actions, causes of action and liabilities of any kind whatsoever which she now has, may have or has ever had against Employer and Insperity; all of Employer’s and Insperity’s respective current and former subsidiaries, parent companies, related companies, affiliates, predecessors, successors and assigns; and all past and present representatives, agents, officers, directors, trustees, shareholders, insurers and employees of Employer and the other entities referenced in this Section (collectively, the “Released Parties”) – either individually or collectively – arising out of her employment by Employer (and the termination of that employment), or otherwise, up to and including the date she executes this Agreement – including, but not limited to, any claims under the Civil Rights Acts of 1866 and 1871; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act; the National Labor Relations Act; the Employee Retirement Income Security Act (ERISA); the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; the Age Discrimination in Employment Act, the Florida Civil Rights Act, any and all other Florida Statutes; and any and all other laws, statutes, ordinances, treaties, rules or regulations, as amended, or under common law (collectively, “Claims”). Employee represents and agrees that she has not filed any complaints, charges or lawsuits of any kind whatsoever against Employer or any of the other Released Parties described above, nor is she aware of any basis to file any such complaints, charges or lawsuits with any other governmental agency or any court, directly or on behalf of any other person or private or governmental entity. By executing this Agreement, Employee waives (to the maximum extent permissible by law) any right to commence, join, encourage, aid or participate in any action or proceeding arising from or related to any act or omission by Employer and/or the other above-mentioned Released Parties that occurred on or prior to the date she executes this Agreement, including, but not limited to, any right to participate in the settlement or remedy of any action brought by any other individual, the U.S. Equal Employment Opportunity Commission or any other federal, state or local civil rights agency. The provisions of this Section shall not bar Employee from filing an action to enforce this Agreement or to challenge the validity of her release of claims under the Age Discrimination in Employment Act, or from participating in any action or proceeding in which she is compelled lawfully to do so pursuant to a court order or subpoena. This Release is given in exchange for consideration in excess of any consideration that Employee was entitled to at the time of Employee’s separation of employment and does not apply to claims arising after the execution of this Agreement. Nothing in this Agreement is intended to prevent Employee from cooperating in a federal, state or local investigation.

8. Release of ADEA Claims. Employee acknowledges that Employee is waiving any and all claims Employee may have pursuant to the Age Discrimination in Employment Act (“ADEA”) relating to Employee’s employment with Employer or Insperity. Employee further acknowledges and agrees that Employee has twenty-one (21) days to consider whether Employee should agree to release claims, if any, under the ADEA (“Consideration Period”). Employee further understands that Employee may revoke Employee’s waiver of ADEA claims within seven (7) days following Employee’s execution of this Agreement. Employee understands that if Employee chooses to accept this Agreement before the Consideration Period has expired, Employee will be voluntarily waiving any remaining portion of the Consideration Period. Employee agrees that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original up to twenty-one (21) calendar day Consideration Period. Employee also acknowledges that Employee has hereby been advised in writing to consult with counsel related to the waiver of claims pursuant to the ADEA and that Employee has consulted with counsel or has waived the right to do so.

9. Revocation. Should Employee execute this Agreement, and decide to revoke Employee’s waiver of ADEA claims, revocation shall be in writing, delivered to Laura Alphonso, Director of Corporate Human Resources, LightPath Technologies, Inc., 2603 Challenger Tech Court, Suite 100, Orlando, FL 32826. To be effective, revocation must be physically delivered on or before the end of the eighth calendar day from the date of Employee’s execution of this Agreement. The Agreement and release contained herein are not effective or enforceable until the time for revocation has expired. If not revoked as provided herein, the “Effective Date” of this Agreement shall be the eighth calendar day after the date of Employee’s execution of this Agreement.

10. Confidentiality of Information. Employee agrees that any and all information which Employee has made, developed, originated or acquired either individually or jointly with any other person or persons at any time during the period of employment by Employer prior to the Termination Date, which relates in any way to the business or type of business engaged in by Employer is to be kept confidential. Such information includes, but is not limited to all concepts, techniques, processes, systems, devices, charts, manuals, price lists, payroll, administrative methods and information and improvements thereto; and all other information or materials which may give a competitive advantage to a competitor (“Confidential Information”). Employee agrees not to reveal, divulge or make known to any person, firm or corporation such Confidential Information and understands that if she discloses to others, uses for her own benefit or for the benefit of any person or entity other than Employer, copies or makes notes of any such Confidential Information, such conduct will constitute a breach of this Agreement. Employee represents that she is in full compliance with the terms of this Proprietary Rights and Confidentiality Agreement dated August 7, 2017, a copy of which is attached hereto as Exhibit “B” (the “Proprietary Rights Agreement”), and that she has not been in breach of any of the obligations under the Proprietary Rights Agreement at any time. Employee reaffirms the Proprietary Rights Agreement and acknowledges that it is and shall remain in full force and effect.

11. Return of Property. Employee acknowledges that she has returned to Employer all originals and all hand and electronic copies or other reproductions of all records, data, notes, reports, proposals, lists, correspondence, specifications and other documents or property relating to Employer, its parents, subsidiaries, affiliates, successors or assigns that were given to her by Employer or were compiled or prepared by her in connection with her employment by Employer.

12. Cooperation. Employee agrees to cooperate with Employer and its attorneys and/or other representatives on all issues in which she was involved or about which she gained knowledge while an employee of Employer.

13. Non-Disparagement. Employee agrees that at no time shall she disparage or otherwise speak negatively of Employer or any of the other Released Parties.

14. Confidentiality of Agreement. Employee agrees to keep the terms of this Agreement confidential, and that she will not disclose said terms to anyone other than: (a) members of her immediate family, (b) her attorney, (c) her tax consultant or (d) as required by law. Employee shall cause her immediate family, attorney and tax consultant to honor this covenant of confidentiality. Notwithstanding this Section, this Agreement may be admitted into evidence in any action to enforce its terms.

15. No Admission of Liability. This Agreement shall not in any way be construed as an admission by Employer that it has acted wrongfully with respect to Employee or any person, or that Employee has any rights whatsoever against Employer, and Employer specifically disclaims any liability to or wrongful acts against Employee or any other person, on the part of itself, its employees, or its or their agents.

16. No Right to Reemployment. Employee shall have no right to reinstatement or further employment with Employer, and she will not make application for further employment with Employer or any of the other Released Parties. This Agreement shall constitute a legitimate, nondiscriminatory reason and non-retaliatory reason for refusal to employ Employee.

17. Non-Assignment of Claims. Employee represents and warrants to Employer that there has been no assignment or other transfer of any interest in any Claim which Employee may have against any Released Party and agrees to indemnify and hold the Released Parties harmless from any liability, claims, demands, damages, costs, expenses, and attorney’s fees incurred as a result of any person asserting any such assignment or transfer of any Claims.

18. Representation of Proper Conduct in Employer’s Best Interests. Employee represents and covenants that all actions Employee has taken through the date of the execution of this Agreement relating to Employer have been in the best interests of Employer.

19. Representation. Employee warrants that while in the employ of Employer, Employee did not misrepresent Employer or deal with any third party in bad faith. Employee further warrants that Employee has not incurred any expenses or obligations or liabilities on behalf of Employer which have not been disclosed to Employer at the signing of this Agreement.

20. Indemnification. Employee agrees to indemnify and hold each and all of the Released Parties harmless from and against any and all damages, claims, liabilities, judgments, causes of action, losses, costs, damages, and expenses including without limitation, attorneys’ fees and costs incurred by Released Parties, or any of them, arising out of any willful act, omission or gross negligence on the part of Employee in the performance of her employment, including but not limited to, misrepresentations to third parties concerning Employer, its products or services.

21. Non-Solicitation. Employee represents and agrees that she has not done, and, for a period of six months following the termination of her employment, will not do, any of the following: (a) call upon any person or entity which is, at that time, or which has been within one year prior to that time, an actual or prospective customer of - Employer or any of their successors or assigns for the purpose of soliciting or selling products or services in direct competition with - Employer; (b) cause a customer of - Employer or any of their successors or assigns to terminate their relationship or reduce the business conducted with any such entity; and (c) call upon or entice any person who is, at that time, an employee of - Employer or any of their successors or assigns to terminate his or his employment with - Employer or any of their successors or assigns.

22. Cooperation. At Employer’s request, Employee shall take reasonable actions to assist, consult with, advise and cooperate with Employer with respect to matters and issues in which she was involved or about which she gained knowledge while an employee of Employer.

23. Non-Reliance. Employee represents and acknowledges that in executing this Agreement, Employee does not rely and has not relied upon any representation or statement not set forth herein, made by any of the Released Parties or by any of the Released Parties’ agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

24.  Waiver/Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party charged therewith. No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by any party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of the parties’ right to demand exact compliance with the terms hereof.

25.  Binding Nature of Agreement/Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives. This Agreement shall not be assigned; provided however, that Employer shall have the right assign this Agreement to a parent, subsidiary, affiliate or successor entity, which may enforce this Agreement once assigned.

26. Governing Law/Venue. This Agreement and the performance hereunder and all suits and special proceedings hereunder shall be governed by, and construed in accordance with, the laws of the State of Florida. All actions under this Agreement shall be taken in a court of competent jurisdiction exclusively within Orange County, Florida. Employee acknowledges that jurisdiction and venue are appropriate in said county, consents to personal jurisdiction therein and waives any defense that personal jurisdiction or venue therein is inappropriate.

27. Counterparts.  This Agreement may be executed in multiple counterparts, each of which is an original, but which shall together constitute one and the same instrument.

28. Complete Agreement. This Agreement, the Proprietary Rights Agreement, and any and all exhibits or schedules attached hereto and thereto contain the entire agreement of the parties. All prior representations, promises, and other communications are hereby superseded by this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates set forth below.

EMPLOYEE:

/s/ Dorothy M. Cipolla
Dorothy Cipolla

Date: July 19, 2019

STATE OF FLORIDA
COUNTY OF OSCEOLA

Sworn to and subscribed before me this 19th day of July, 2019, by Dorothy Cipolla, who has produced Florida Driver License (type of identification) as identification.

/s/ Jose Rafael Anez
NOTARY PUBLIC

Jose Rafael Anez
(Print, Type or Stamp Commissioned Name
of Notary Public)

EMPLOYER:

LIGHTPATH TECHNOLOGIES, INC.

By: /s/ J. James Gaynor
Name: J. James Gaynor
Title: President & CEO

Date: July 24, 2019

STATE OF FLORIDA

COUNTY OF ORANGE

Sworn to and subscribed before me this 24th day of July, 2019, by J. James Gaynor as President & CEO of LightPath Technologies, Inc., a Delaware corporation, on behalf of the corporation. He/she is personally known to me.

/s/ Michelle L. Pisarri
NOTARY PUBLIC

Michelle L. Pisarri
   (Print, Type or Stamp Commissioned Name of Notary Public)

EXHIBIT A

Vested Options

Grant Date	Number of Shares of Common Stock Vested	Exercise Price
November 15, 2018	2,437	$2.10
October 26, 2017	3,256	$4.24
October 27, 2016	10,326	$1.78
October 27, 2016	39,733	$1.56
October 29, 2015	5,250	$1.48
October 29, 2015	28,274	$1.48
October 30, 2014	15,000	$1.37
October 31, 2013	15,000	$1.41
January 31, 2013	4,000	$0.87
October 25, 2012	12,500	$0.98
October 27, 2011	12,500	$1.39
November 3, 2010	9,000	$2.69
February 4, 2010	10,000	$2.66

EXHIBIT B

Proprietary Rights and Confidentiality Agreement

See attached.